Exhibit 10.1

AMENDMENT OF BURLINGTON NORTHERN SANTA FE

DEFERRED COMPENSATION PLAN

WHEREAS, Burlington Northern Santa Fe Corporation (the “Company”) maintains the Burlington Northern Santa Fe Corporation Deferred Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 5.9 of the Plan, the Compensation and Development Committee (the “Committee”) has the right to amend the Plan from time to time;

WHEREAS, the Committee wishes to amend the Plan in light of the passage of the American Jobs Creation Act of 2004;

RESOLVED, that the Plan is amended as follows, effective as of January 1, 2005.

1. Section 2.1 shall be revised to read as follows:

2.1 Management Committee. The Plan shall be administered by a management committee (the “Management Committee”) which shall be the Burlington Northern Santa Fe Employee Benefits Committee. Subject to the Compensation and Development Committee of the Company’s Board of Directors (the “Board”), the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.

2. The following sentence shall be inserted at the end of Section 3.1:

No person shall become a Participant in the Plan after December 31, 2004.

3. The following sentence shall be inserted at the end of Sections 4.1 and 4.2:

Notwithstanding the previous provisions of this section, no amounts earned after December 31, 2004, may be deferred under the Plan, and no deferral election may be made after December 31, 2004.

4. The last sentence of Section 4.3 shall be revised to read as follows:

The Management Committee, with the approval of the Compensation and Development Committee, shall determine the rate of interest periodically and in so doing may take into account the earnings, losses, appreciation or depreciation attributable to any discretionary investments made pursuant to Section 4.4.

5. Section 4.5 shall be revised to read as follows:

4.5 Payment of Deferred Base Salary and/or Termination-Related Benefits. Not later than December 31, 2004, the Participant (or his or her Beneficiary in the case of his or her death) may irrevocably elect to have the balance of his or her Memorandum Account, plus interest (at a rate determined by the Management Committee pursuant to Section 4.3) on the outstanding account balance to the date of distribution paid to him or her as follows:

(a) in a lump sum cash payment; or

(b) in periodic, annual installments over a period of two (2) to ten (10) years.

Payments shall commence or be made in January of the year following the Participant’s retirement, death, permanent disability, resignation, termination of employment, or Special Deferral payment date (or within a reasonable time thereafter). If no election is made, distribution shall be made in a lump sum cash payment in January of the year following the Participant’s termination of employment.

6. The following sentence shall be inserted at the end of Section 4.6:

Notwithstanding the previous provisions of this section, no accelerated payment shall be made after December 31, 2004.

7. Section 4.7 shall be revised to read as follows:

4.7 Special Rule for Deferral and Payment of Termination-Related Benefits. Each participant may also elect to defer the receipt of all or a portion of his or her termination-related benefits from the Company, provided that no amounts earned after December 31, 2004, may be deferred under the Plan, and no deferral election may be made after December 31, 2004. Payment of deferred termination-related benefits shall be made to the Participant (or his or her Beneficiary, in the event of the Participant’s death) in accordance with the provisions of Section 4.5 above. For purposes of this Plan, the term “termination-related benefits” shall mean cash payments from the Company attributable to a Participant’s termination of employment from the Company, including severance and related payments, but excluding payments made from a qualified or nonqualified retirement plan, payments made for legal fees or other expenses incurred as a result of such termination, and payments made to compensate a Participant for any excise tax liability under Internal Revenue Code section 4999.

8. The first sentence of Section 5.9 shall be revised to read as follows:

The Compensation and Development Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation and Development Committee may reinstate any or all of its provisions.

The Plan shall otherwise remain in full force and effect. The Plan shall be restated as of the date of adoption of this Amendment to incorporate this and all prior amendments.

FURTHER RESOLVED, that the Chief Executive Officer of the Company is authorized to make changes to the Plan and participant elections to the extent that the Chief Executive Officer determines such changes to be necessary, advisable, or appropriate to conform the Plan to the requirements of the American Jobs Creation Act of 2004, to assure the efficient administration of the Plan, or to assure that the operation of the Plan is consistent with its purposes.

FURTHER RESOLVED, that the officers of the Company are each hereby authorized and empowered on behalf and in the name of the Company to take all such further actions, to execute all such other agreements, instruments and documents, pay all such taxes, fees and expenses, and to do such other acts and things as such officer or officers, in his, her or their discretion shall deem necessary or expedient for the accomplishment of the purposes of the foregoing resolutions, and any actions already taken for the purposes of accomplishing the foregoing resolutions are hereby ratified and approved.

Burlington Northern Santa Fe Corporation

Meeting of the Board of Directors

December 9, 2004